Exhibit 99.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 2-76378 on Form S-8 of our report dated June 26, 2025, relating to the financial statements and supplemental schedule of Globe Life Inc. Savings and Investment Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 26, 2025